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EXHIBIT 16.01

Hutton Nelson & McDonald, LLP
Certified Public Accountants
1815 South Meyers Road, Suite 550
Oakbrook Terrace, Illinois 60181-5230

May 30, 2001

Mr. Kenneth J. Eaken
Lexon Technologies, Inc.
1401 Brook Drive
Downers grove, Illinois 60515

Dear Ken:

This letter is to confirm that the client-auditor relationship between Lexon Technologies, Inc. (Commission File Number 000-24721) and Hutton Nelson & McDonald, LLP has ceased due to lack of payment of fees for professional services rendered during 1999 and 2000.

Sincerely,

/S/Keith Freidlein

Hutton Nelson & McDonald, LLP


cc: Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
    Mail Stop 9-5
    450 Fifth Street, N.W.
    Washington, D.C. 20549